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                                                                     EXHIBIT 5.1

GRAY CARY WARE & FREIDENRICH LLP
999 Third Avenue, Suite 4000, Seattle, Washington 98104-4099
Phone:  206-839-4800
Fax:  206-839-4801
www.graycary.com


May 30, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549

Ladies and Gentlemen:

We have acted as legal counsel to Cost-U-Less, Inc., a Washington corporation (the "Company"), in connection with the preparation of its Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended with respect to an aggregate of up to 500,000 shares of the Common Stock of the Company which may be issued pursuant to the exercise of options granted under the Company's 1998 Stock Incentive Compensation Plan (the "Stock Plan").

We have examined all instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We are admitted to practice only in the State of Washington and we express no opinion concerning any law other than the law of the State of Washington, and the federal law of the United States.

Based on such examination, we are of the opinion that the 500,000 shares of Common Stock which may be issued pursuant to the Stock Plan are duly authorized shares of the Company's Common Stock, and, when issued against receipt of the consideration therefor in accordance with the provisions of the Stock Plan, will be validly issued, fully paid and nonassessable. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement referred to above and the use of our name wherever it appears in said Registration Statement.

Respectfully submitted,


 /s/ GRAY CARY WARE & FREIDENRICH LLP
GRAY CARY WARE & FREIDENRICH LLP